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
 FORM 4
                                             U.S.  SECURITIES AND EXCHANGE COMMISSION
[ ] Check this box if no longer                     WASHINGTON, D.C. 20549
    subject to Section 16. Form
    4 or Form 5 obligations may            STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    continue. See Instruction 1(b).

         Filed pursuant to Section 16(a) of the Securities and Exchange Act of 1934, Section 17(a) of the Public Utility
                        Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940
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1. Name and Address of Reporting |   2. Issuer Name and Ticker or Trading Symbol     |   6. Relationship of Reporting Person
   Person(1)                     |                                                   |      to Issuer (Check all applicable)
                                 |    S2 Golf Inc.                                   |     __X__ Director __X__ 10% Owner
-------------------------------------------------------------------------------------|     __X__ Officer (give title below)
(Last)        (First)    (Middle)|  3. IRS or Social       |  4. Statement for       |     _____ Other (specify below)
                                 |     Security Number     |     Month/Year          |     _________Secretary_______________
Maurer        Richard       M.   |     of Reporting        |                         |-------------------------------------------
---------------------------------|     Person (Voluntary)  |-------------------------|   7. Individual or Joint/Group Filing
               (Street)          |                         |  5. If Amendment,       |        (Check Applicable Line)
Three Gateway Center             |                         |     Date of Original    |  _X_ Form filed by One Reporting Person
---------------------------------|                         |     (Month/Year)        |  ___ Form filed by more than one
(City)         (State)     (Zip) |                         |                         |      Reporting Person
Pittsburgh      PA         15222 |                         |                         |
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                                 |      Table I - Non Derivative Securities Acquired, Disposed of, or Beneficially Owned
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1. Title of Security             | 2.Transaction | 3.Transaction | 4.Securities Acquired(A) | 5.Amount of | 6.Owner-| 7.Nature
   (Instr. 3)                    |   Date        |   Code        |   or Disposed of (D)     | Securities  | ship    |   of
                                 | (Month/Day/   |   (Instr. 8)  |   (Instr. 3, 4, and 5)   | Beneficially| Form:   |   Indirect
                                 |   Year)       |               |                          | Owned at End| Direct  |   Bene-
                                 |               | --------------|--------------------------| of Month    | (D) or  |   ficial
                                 |               |       |       | Amount | (A)  |  Price   | (Instr. 3   | Indirect|   Owner-
                                 |               |  Code | V     |        |  or  |          |   and 4)    | (I)     |   ship
                                 |               |       |       |        | (D)  |          |             |(Instr.4)|(Instr.4)
---------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|------------
Common Stock                     |   8/30/99     |   P   |       |   500  |      |  $2.125  |     4,100   | I       |by Richard M.
                                 |               |       |       |        |      |          |             |         |   Maurer
                                 |               |       |       |        |      |          |             |         |   Revocable
                                 |               |       |       |        |      |          |             |         |   Trust
---------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|------------
Common Stock                     |  8/31/99      |   P   |       |   300  |      |  $2.125  |     4,100   | I       |by Richard M.
                                 |               |       |       |        |      |          |             |         |   Maurer
                                 |               |       |       |        |      |          |             |         |   Revocable
                                 |               |       |       |        |      |          |             |         |   Trust
---------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|------------
Common Stock                     |               |       |       |        |      |          |     1,000   | I       |by trust f/b/o
                                 |               |       |       |        |      |          |             |         |   Christopher
                                 |               |       |       |        |      |          |             |         |   G. Maurer
---------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|------------
Common Stock                     |               |       |       |        |      |          |     1,000   | I       |by trust f/b/o
                                 |               |       |       |        |      |          |             |         |   Mark R.
                                 |               |       |       |        |      |          |             |         |   Maurer
---------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|------------
Common Stock                     |               |       |       |        |      |          | 1,399,096   | I       |by Wesmar
                                 |               |       |       |        |      |          |             |         |   Partners
                                 |               |       |       |        |      |          |             |         |   Limited
                                 |               |       |       |        |      |          |             |         |   Partnership
---------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|------------
                                 |               |       |       |        |      |          |             |         |
---------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|------------
                                 |               |       |       |        |      |          |             |         |
---------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|------------
                                 |               |       |       |        |      |          |             |         |
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
FORM 4 (CONTINUED)       TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1.Title of Derivative Security | 2.Conversion | 3.Transaction | 4.Transaction | 5.Number of  | 6.Date Exer-     | 7.Title and Amount
  (Instr. 3)                   | or Exercise  | Date          |   Code        | Derivative   | cisable and      | of Underlying
                               | Price of     |               |  (Instr. 8)   | Securities   | Expiration Date  | Securities
                               | Derivative   |  (Month/Day/  |               | Acquired (A) | (Month/Day/Year) | (Instr. 3 and 4)
                               | Security     |    Year)      |               | or Disposed  |                  |
                               |              |               |               | of (D)       |--------------------------------------
                               |              |               |               | (Instr. 3,   | Date    | Expir- |        | Amount or
                               |              |               |               |  4, and 5)   | Exer-   | ation  |  Title | Number of
                               |              |               |---------------|--------------| cisable | Date   |        | Shares
                               |              |               | Code  |   V   | (A)  |  (D)  |         |        |        |
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Call Options (rights to buy)   |  $2.3125     |               |       |       |      |       | Immed.  |        |Common  |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
Call Options (rights to buy)   |  $3.0625     |               |       |       |      |       | Immed.  |        |Common  |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
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 8.Price of   | 9.Number of    |  10.Ownership     | 11.Nature of  |
   Derivative |   Derivative   |     Form of       |    Indirect   |
   Security   |   Securities   |     Derivative    |    Beneficial |
   (Instr. 5) |   Beneficially |     Security;     |    Ownership  |
              |   Owned at End |     Direct (D) or |    (Instr. 4) |
              |   of Month     |     Indirect (I)  |               |
              |   (Instr. 4)   |     (Instr. 4)    |               |
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              |         7,500  |      D            |               |
--------------|----------------|-------------------|---------------|
              |        50,000  |      D            |               |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
-------------------------------------------------------------------

Explanation of Responses:

                                                                           /s/ Richard M. Maurer                       9/7/99
                                                                      ------------------------------------        -----------------
                                                                          Signature of Reporting Person(1)              Date



(1) Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.                                               Page 2

                                                     (Print or Type Responses)
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